EXHIBIT 10.2



                          American United Global, Inc.


                                                                   June 16, 2003

Hughes Holdings, LLC
488 Madison Avenue - 8th Floor
New York, NY 10022



                           Re: Finders Agreement

Dear Mr. DePalo,

     This is to acknowledge and confirm the terms of our mutual agreement and understanding.

     American United Global, Inc. (the "Company") hereby acknowledges that Hughes Holdings, LLC ("Hughes") was and is the finder in the transactions consummated on this date between the Company, Lifetime Healthcare Services, Inc. ("Lifetime") and New York Medical, Inc. ("NYMI"). In connection therewith, the Company acknowledges that Hughes has (a) introduced Lifetime to the Company, (b) been instrumental in introducing NYMI to Lifetime, and (c) assisted in consummating the purchase and merger, to NYMI, Lifetime and the Company (collectively, the "Transactions") and that the Fee described herein is due and owed as of this date.

     As consideration for Hughes' services hereunder, the Company shall pay to Hughes a finders fee (the "Fee") of up to $388,800, payable as follows:

          (a) Until such time as the Company shall have arranged to make payments of approximately $4,662,830 to retire all indebtedness due under the "Landow Note" and $2,000,000 of principal amount of the "Note" (as those terms are defined in the stock purchase agreement, dated March 21, 2003, between Redwood Investment Associates, L.P. and Lifetime Healthcare Services, Inc., as amended to date (the "Purchase Agreement")), the Company shall pay to Hughes the Fee at the rate of $8,700.00 per month;

          (b) Upon payment in full of the Landow Note and not less than $2,000,000 due and payable on the Note (the "Payment Events"), the monthly Fee shall be increased to $23,700.00 per month, and shall continue to be paid on the first day of each month following the Payment Events until such time as Hughes shall have received total Fees aggregating $388,800.00.

     In the event that for any reason, the Sale of NYMI (as such term is defined in the Purchase Agreement) has occurred, the Fee shall be reduced to $328,800 but shall continue to be paid at the rate of $8,700.00 per month.

     The obligations to make the payments of the Fee are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

     If Hughes shall be required institute any action to enforce the collection of any amount of the Fee or Default Interest thereon, there shall be immediately due and payable from the Company, in addition to the then unpaid sum of this Fee (together with accrued interest), all reasonable costs and expenses incurred by the Hughes in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

     The Company shall have the right at its sole discretion to prepay this Fee in whole or in part, at anytime without premium, discount or penalty.

     In the event of and immediately upon the occurrence of any of the following events (an "Event of Default"), the entire accrued and unpaid Fee shall become immediately due and payable without any action by Hughes:

          (a) If the Company shall be in default of the payment of any monthly installment of the Fee and such default shall continue for more than five
     (5) business days after notice from Hughes to the Company;


          (b) If the Company makes a general assignment for the benefit of creditors or commences (as the debtor) a case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law; or

          (c) a case in bankruptcy or any proceeding under any other insolvency law is commenced by or against the Company (as the debtor) and a court having jurisdiction enters a decree or order for relief against Company as the debtor in such case or proceeding, or such case or proceedings consented to by the Company or remains undismissed for 60 days, or the Company consents or admits the material allegations against it in any such case or proceeding; or

          (d) a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Company for the purpose of general administration of such property for the benefit of creditors and the order making such appointment or granting such authorization is not vacated within 60 days, during which period such trustee, receiver or agent shall not have taken any action with respect to the property of the Company which might prejudice the interest of Hughes hereunder.

     If an Event of Default occurs and is continuing, Hughes may pursue any available remedy to collect the payment of all amounts due under this Fee or to enforce the performance of any provision of this Fee. No waiver of any default hereunder shall be construed as a waiver of any subsequent default, and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.

     Headings of the various paragraphs of this Fee are for convenience of reference only and shall in no way modify any of the terms or provisions of this Fee.

     Any notice required or permitted to be given hereunder shall be deemed to have been duly given when (a) personally delivered or (b) one business day after being sent by a nationally recognized overnight courier service with written confirmation of delivery and all delivery fees prepaid or (c) three business days after being mailed certified or registered U.S. mail, return receipt requested, postage and certified or registered mail fees, as the case may be, prepaid, and addressed to the receiving party at its last known address.

     This agreement and the obligations of the Company and the rights of Hughes hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without giving effect to the principles thereof relating to the conflict of laws.

     This agreement supercedes in its entirety all agreements and understandings, written or oral, among the Company, Lifetime, Hughes and/or its affiliates with respect to the subject matter hereof, including without limitation, a finders agreement between Hughes and Lifetime, dated March 27, 2003 (collectively, the "Prior Agreements") and all such Prior Agreements are hereby rendered null and void, ab initio.


     If  the   foregoing   accurately   reflects   our  mutual   agreement   and
understanding, please so indicate by executing a copy of this agreement in the space provided below.

                                       AMERICAN UNITED GLOBAL, INC.

                                       By:    /s/ Robert M. Rubin
                                              --------------------
                                              Robert M. Rubin,
                                              President

                                       HUGHES HOLDINGS, LLC


                                       By:    /s/ Robert DePalo
                                              ------------------
                                              Robert DePalo
                                              President